Exhibit 99.1

     NEW SYSTEM INTRODUCED BY BSD MEDICAL DESIGNED TO RAISE THE STANDARD FOR
                      THERMAL ABLATION TREATMENT OF CANCER

    SALT LAKE CITY, Sept. 13 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) has developed a powerful new system designed to kill cancer through precision-guided microwave thermal ablation of cancerous tissue. The new system, the MicroThermX 100, incorporates advanced features and capabilities made possible by years of research, design and development in the discipline of thermal medicine technology at BSD Medical, supported by many leading research centers throughout the world. The MicroThermX 100 is intended to broadly expand BSD Medical's market for thermal medicine systems in cancer treatment by also including certain cancers that can be treated through heat alone. Today BSD Medical reviewed some of its breakthrough technological developments in the new MicroThermX 100 design that set a new standard for treatment of cancer through thermal ablation.

    Time is a critical factor to interventional radiologists and surgeons, and the MicroThermX 100 precision-focused microwave system was designed to deliver fast and efficient treatments as required by the hectic schedule of the medical setting where thermal ablation procedures are performed. BSD has used its extensive experience with precision-controlled microwave therapy in developing a new system designed to reduce the duration of treatment time, both in treatment time per tumor and in the ability to simultaneously treat multiple tumors. In addition, the MicroThermX 100 thermal ablation system was designed to speed treatment time through intuitive software that is easily accessed by means of modern control technologies. Further, treatment planning and data acquisition for medical records are facilitated by new features being introduced for thermal ablation applications by the MicroThermX 100, providing fast, accurate and better treatment preparation and tracking by patient. Finally, the MicroThermX 100 is an elegantly packaged system with the computer, generator and temperature module self-contained in a compact, light, portable unit that can be positioned on a freestanding, mobile, swivel system with locking casters.

    The MicroThermX 100 was developed with the background benefit of BSD Medical's extensive experience in designing systems that meet the need for therapies involving thermal medicine. BSD Medical was an early pioneer in the development of thermal ablation technology used to resolve the symptoms that accompany enlargement of the prostate as men age. By means of patent licenses to other companies and the development of its own company, TherMatrx, Inc., BSD Medical's breakthrough technologies have provided the basis for an important new medical industry, offering a major solution for men's health. Through microwave thermal therapy that shrinks prostate tissue, BSD Medical's developments relieve men of obstruction or retention of urinary flow caused by enlargement of the prostate, bypassing the need for surgery or medication.

    BSD Medical is also an early pioneer and the leading developer of precision-guided RF and microwave systems used to treat cancer at relatively mild (high fever) temperatures, forcing the cancer into hyperthermia to kill cancer cells and boost the effectiveness of companion treatments with radiation. Research has also shown strong promise for the use of hyperthermia therapy in combination with chemotherapy, or with combined radiation and chemotherapy. Because the treatment of most cancers is prescribed with radiation and/or chemotherapy, BSD Medical's hyperthermia cancer treatment systems were developed to support and complement the mainstream of cancer treatment. A large percentage of cancer patients continue to die from the disease, despite conventional therapies, and the need for improved results from these treatments is self-evident. The objective of BSD's hyperthermia systems is to provide more effective treatment with existing cancer therapies by killing cancer cells with heat and increasing tumor response to the companion therapy.

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    For its advanced design the BSD-2000, BSD Medical's primary system used to deliver hyperthermia therapy in cancer treatment, received last year's Technology Innovation of the Year Award for cancer therapy devices from Frost and Sullivan. Cutting-edge developments in electronic design and advanced software operating on state-of-the art computer platforms from BSD's hyperthermia systems have been employed in the design of the new MicroThermX 100 thermal ablation system. The technology of the BSD-2000's phased array is the most advanced hyperthermia system in the world, enabling deep electronic focusing of energy. The MicroThermX 100, which consists of a control system and a single-use disposable applicator, is being prepared for FDA 510k clearance, normally a much more rapid clearance process than the PMA application process under which the BSD-2000 is currently being reviewed, and through which the BSD-500 hyperthermia system has already been approved.

    The BSD-2000/3D/MR by BSD Medical also lends advanced technological concepts in the use of electromagnetically generated heat therapy applied under the guidance of magnetic resonance imaging (MRI) for use with the new thermal ablation system. This system allows simultaneous MRI imaging and the operation of an advanced hyperthermia system so that the treatment can be viewed in progress through MRI images. MRI guidance capability is being valued more and more by interventional radiologists and surgeons performing thermal ablation procedures, and BSD Medical's new thermal ablation system draws on the advances in MRI guidance pioneered by the predicate BSD-2000/3D/MR hyperthermia system.

    The MicroThermX 100, an 18-month development project, was created under design specifications established through a careful survey of industry requirements and competitive features, and after research extending more than a decade using BSD equipment to treat many patients with and without cancer through thermal therapy and ablation. BSD Medical's objective in cancer therapy is to offer a complete solution in thermal medicine to the medical community based on precision-focused microwave/RF systems. For further information about BSD Medical visit www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including FDA approval of the Company's new cancer therapy systems, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             09/13/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com/
    (BSM)